Exhibit 23.3

 The Board of Directors
 Childs & Childs Granite Company, Inc. and C&C Granite Company, Inc.:

 We consent to incorporation by reference in the registration statement (No. 33-33685) on Form S-8 of Rock of Ages Corporation of our report dated July 18, 1997, relating to the combined balance sheet of Childs & Childs Granite Company, Inc., C&C Granite Company, Inc., the Quarry Companies and Southern Mausoleums, Inc. (SMI) as of May 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the eleven-month period ended May 31, 1997, which report appears in the October 21, 1997, prospectus on Form S-1 of Rock of Ages Corporation.


                               /s/  KPMG Peat Marwick LLP

 Atlanta, Georgia
 February 4, 1998